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                                                                       EXHIBIT 5

                                 May 10, 1995


Digi International Inc.
6400 Flying Cloud Drive
Eden Prairie, Minnesota 55344

Gentlemen:

          In connection with the proposed registration under the Securities Act of 1933, as amended, of 105,550 shares of Common Stock, par value $.01 per share, of Digi International Inc., a Delaware corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

          1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

          2. The shares of Common Stock proposed to be sold by the Selling Stockholders named in the Registration Statement are, and when sold as contemplated in the Registration Statement will be, legally and validly issued and fully paid and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

                                   Very truly yours,


                                   /s/ FAEGRE & BENSON
                                   FAEGRE & BENSON
                                   PROFESSIONAL LIMITED LIABILITY PARTNERSHIP